Exhibit 24.1

POWER OF ATTORNEY

We, the undersigned officers and directors of RAM Energy Resources, Inc. (hereinafter “the Company”), hereby severally constitute Larry E. Lee and John Cox, and each of them, severally, our true and lawful attorneys-in-fact, will full power to them and each of them to sign for us, and in our names as officers or directors, or both, of the Company, a Registration Statement on Form S-1 and any and all amendments thereto (include post-effective amendments), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

/s/ Larry E. Lee Larry E. Lee	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director	November 21, 2006

/s/ John M. Longmire John M. Longmire	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 21, 2006

/s/ Sean P. Lane Sean P. Lane	Director	November 21, 2006

/s/ Gerald R. Marshall Gerald R. Marshall	Director	November 21, 2006

/s/ John M. Reardon John M. Reardon	Director	November 19, 2006